                            FIXED ACCOUNT ENDORSEMENT

PART 7, FIXED ACCOUNT PROVISIONS, INVESTMENT ACCOUNT of all contracts to which this Endorsement is attached is replaced as follows:

  INVESTMENT ACCOUNT    We will establish a separate Investment Account for you
                        each time you allocate amounts to a fixed Investment
                        Option. Amounts invested in these Investment Accounts will earn interest at the guaranteed rate in effect on the date the amounts are allocated for the duration of the guarantee period.

                        We will determine the guaranteed rate from time to time for Net Payments, renewal amounts and amounts transferred to a fixed Investment Option. In no event will the minimum guaranteed rate under a fixed Investment Account be less than 3%.


PART 7, FIXED ACCOUNT PROVISIONS, 1-YEAR DOLLAR COST AVERAGING OPTION is added to all contracts to which this Endorsement is attached as follows:

  1-YEAR DOLLAR COST    The 1-Year DCA Investment Option may be elected by the
  AVERAGING (DCA)       Owner to make automatic monthly transfers from a 1-Year
  INVESTMENT OPTION     fixed Investment Account to one or more variable
                        Investment Options. Only initial and subsequent Net
                        Payments may be allocated to the 1-Year DCA Investment
                        Option. Amounts may not be transferred from other
                        Investment Options to the 1-Year DCA Investment Option.

                        The automatic monthly transfer amount, "DCA amount", is determined as follows:

                        (a) In the first 11 months, the DCA amount will be equal to 1/11 of the amount allocated to the 1-Year DCA Investment Option.

                        (b) At the end of the 12th month, the DCA amount will be equal to the remaining balance in the Investment Account.




Endorsed on the Date of Issue of this Contract.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA



Vice-President






END.007.98                                                               SAMPLE